Exhibit 10.1

ACUSPHERE, INC.

EXECUTIVE RETENTION BONUS PLAN

Effective as of the Effective Date, Acusphere, Inc. (the “Company”) sets forth herein the terms of its Executive Retention Bonus Plan (the “Plan”) as follows:

SECTION 1.                                PURPOSE

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued dedication to the Company of its executive officers in the face of potentially distracting circumstances arising from the Company’s financial condition and therefore desires to provide incentives to selected employees to remain employed through the date on which the Company receives a complete response letter from the U.S. Food and Drug Administration (“FDA”) in response to the Company’s new drug application (hereinafter, such date is referred to as the “PDUFA Date.”)

SECTION 2.                                DEFINITIONS

(a)                                  “Annual Base Salary” means, with respect to an Employee, the annual base salary payable to the Employee by the Company as of the Effective Date, before taking into account the voluntary 10% or 20% reduction in base salary taken by the Employee on August 1, 2008.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Cause” means and shall be limited to:  (i) neglect of or refusal to perform, other than as a result of sickness, accident or similar cause beyond the Employee’s control, any duty or responsibility as an Employee of the Company after notice from the Company; (ii) any material breach of any agreement with the Company; (iii) dishonesty with respect to the Company or the commission of any crime (other than minor traffic violations); or (iv) any material misconduct or material neglect of duties in connection with the business affairs of the Company.

(d)                                 “Code” means Internal Revenue Code of 1986, as amended.

(e)                                  “Company” means Acusphere, Inc., or its successor.

(f)                                    “Employee” means a regular full-time employee of the Company whose name is listed on Schedule A attached hereto.

(g)                                 “Effective Date” means December 12, 2008.

(h)                                 “Payment Date” means the day which is fifteen days after the PDUFA Date.

(i)                                     “Stay Period” means the period commencing on December 12, 2008 and ending on the Payment Date.

SECTION 3.                                RETENTION BONUS

(a)                                  The Company shall provide retention bonuses to selected Employees who have performed services and maintained professionalism and job flexibility during the Stay Period and who remain in their positions throughout the Stay Period, or who are terminated by the Company as a result of termination of their position prior to the Payment Date.  Such retention bonuses shall be payable in a lump sum on the Payment Date, or upon such termination of employment by the Company, if earlier.  The amount of the retention bonus shall be equal to one-third of the Employee’s Annual Base Salary.

(b)                                 To the extent the Employee receives severance payments under the Executive Employment Agreement between the Employee and the Company as a result of termination of employment prior to the Payment Date, the Employee will not be eligible for payment hereunder in connection with such termination of employment.

(c)                                  If an Employee is terminated for Cause, or any other reason other than a termination of the Employee’s position, or resigns his or her employment during the Stay Period, he or she shall not be entitled to any retention bonus.

SECTION 4.                                PARACHUTE PAYMENT

In the event any payment to any Employee under this Plan, when combined with any other compensation payment that is contingent on a change in control of the Company, exceeds in the aggregate the amount that may be deducted by the Company by reason of the operation of Section 280G of the Code, the amount of any payment to such Employee under this Plan shall be reduced to the maximum amount which can be deducted by the Company.

SECTION 5.                                WITHHOLDING

All payments required to be made by the Company hereunder to an Employee shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.

SECTION 6.                                ADMINISTRATION

The Plan shall be administered by either the Board or the person(s) appointed by the Board from time to time to administer the Plan (in either case, the “Administrator”).  The Administrator shall have the power and authority to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan.  All decisions and interpretations of the Administrator shall be binding on all persons.

SECTION 7.                                GOVERNING LAW

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof.

SECTION 8.                                SEVERABILITY

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 9.                                DISCLAIMER OF RIGHTS

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

Schedule A

Sherri Oberg

Larry Gyenes

Michael Slater

Rick Walovitch

Don Chickering